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                                                                      EXHIBIT 10

                                            9 September 1997



Raz Steinmetz
97 Haeshel Street

Dear Raz:


This letter confirms the terms under which you have been and will be employed by Ampal Industries (Israel) Limited on a part time basis. The terms of this letter agreement shall be effective for all purposes as of 1 January 1997.

1. You will be an employee of Ampal Industries (Israel) Limited and will devote not less than 50% of your business time to Ampal related matters. Your work will involve strategic planning matters, review of new and existing investments and such other matters as you and the Chief Executive Officer of Ampal-American Israel Corporation ("Ampal US") determine to be appropriate.

2. As compensation for your services, you will receive a salary of US$100,000 per annum, payable in the equivalent in NIS and subject to all required income tax withholding. Social benefits, as required by law and as agreed to between you and the Chief Executive Officer shall be in addition to this salary. You will be also be entitled to reimbursement of all expenses incurred by you in connection with your employment and work for Ampal, subject to documentation in accordance with the customary policies of the company, and for reimbursement of your automobile expenses.


3. Your status as an employee of Ampal Industries (Israel) Limited may be terminated at any time by you or by Ampal (subject to the approval of the Executive Committee of the Board of Directors of Ampal US) on not less than 30 days prior notice. The terms of this agreement may be amended by mutual agreement of you and the company provided such amendment is approved by the Executive Committee of the Board of Directors of Ampal US and by the Related Party Committee of the Board of Directors of Ampal US.

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Please sign the enclosed copy of this letter to confirm your agreement to the foregoing.

Very truly yours,

Ampal Industries (Israel) Limited


By:  /s/ Yehoshua Gleitman
    ----------------------------


Accepted and agreed to:


 /s/ Raz Steinmetz
--------------------------------
Raz Steinmetz